                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                      Registration No. 333-36748

                  PROSPECTUS SUPPLEMENT DATED AUGUST 8, 2000
                      (TO PROSPECTUS DATED MAY 10, 2000)



                                 54,965 Shares

                              E*TRADE Group, Inc.

                                 Common Stock

          This Prospectus Supplement supplements the Prospectus dated May 10, 2000 (the "Prospectus") of E*TRADE Group, Inc. ("E*Trade" or the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of up to 54,965 shares of E*Trade's Common Stock, par value $0.01 per share (the "Common Stock"), who received such shares in connection with the acquisition by statutory merger of Card Capture Service, Inc. ("CCS"), by and through a merger of CCS with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDER

          Recently the Herring Family Partnership transferred 54,965 shares of Common Stock to Prudential Securities Incorporated, which transferee was not specifically named in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially owned by a shareholder of the Company who was not specifically identified in the Prospectus as a Selling Shareholder, the percentage of outstanding shares of Common Stock of the Company this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Shareholders in the Prospectus is hereby amended to include Prudential Securities Incorporated as a Selling Shareholder.

                                              Number of                                 Number of
                                                Shares            Percent of             Shares
                                             Beneficially         Outstanding         Registered for
Name of Selling Shareholder                    Owned(1)             Shares            Sale Hereby(1)
---------------------------                    --------           -----------       -----------------
Prudential Securities Incorporated               54,965                *                  54,965

___________________________
* Represents beneficial ownership of less than 1%.

(1) The registration statement to which the Prospectus and this Prospectus Supplement relate shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.